Exhibit 5.1

Our ref	AEO\629097\2156566v6
Your ref

	Direct:	+852 2971 3007
Xinyuan Real Estate Co., Ltd.	Mobile:	+852 9020 8007
No. 18 Xinyuan Road,	E-mail:	richard.thorp@maplesandcalder.com
Zhengzhou
Henan 450011 People’s Republic of China

23 November 2007

Dear Sirs

Xinyuan Real Estate Co., Ltd.

We have acted as Cayman Islands legal advisers to Xinyuan Real Estate Co., Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), that was confidentially submitted with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 29 August 2007, as amended to date relating to the offering by the Company of certain American Depositary Shares representing the Company’s Common Shares of par value US$0.0001 each (the “Common Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated 26 March 2007, the Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution passed on 9 April 2007 and the Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by special resolution passed on 9 November 2007 (the “Memorandum and Articles of Association”);

1.2	the written shareholders’ resolutions dated 9 November 2007;

1.3	the written resolutions of the board of Directors dated 23 August 2007 and 8 November 2007;

1.4	a certificate from a Director of the Company addressed to this firm dated 20 November 2007, a copy of which is attached hereto (the “Director’s Certificate”); and

1.5	the Registration Statement.

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into (i) 450,000,000 Common Shares of par value US$0.0001 each and (ii) 50,000,000 Series A Preferred Shares of par value US$0.0001 each.

3.3	The issue and allotment of the Common Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Common Shares will be legally issued and allotted, fully paid and non-assessable.

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	QUALIFICATIONS

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

MAPLES and CALDER

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